UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a–12

Fauquier Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

David M. van Roijen
C. Hunton Tiffany
Peter P. van Roijen
Susanne M. Tiffany
William E. Sudduth
Richard C. Stoker

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

IMPORTANT NOTICE TO FAUQUIER BANKSHARES, INC. SHAREHOLDERS

YOUR VOTE IS IMPORTANT…Please RETURN the BLUE card today –
VOTING FOR THE ELECTION OF DAVID M. VAN ROIJEN AND C. HUNTON TIFFANY
AS YOUR DIRECTORS

Dear Fellow Shareholder:

Fauquier Bankshares’ Annual Meeting of Shareholders is scheduled for May 19, 2009.  We ask you to read the proxy statement of David M. van Roijen, C. Hunton Tiffany, Peter P. van Roijen, Susanne M. Tiffany, William E. Sudduth and Richard C. Stoker, which has been sent separately.

We urge you to return the BLUE proxy card today to:

•	vote FOR our nominees, David M. van Roijen and C. Hunton Tiffany; and
•	vote AGAINST the company’s proposal to authorize blank check preferred stock.

WHY WE ARE RUNNING FOR BOARD SEATS

Our group beneficially owns 7.3% of the company’s common stock.  We continue to have serious concerns about our company’s performance.  We seek the election of Messrs. van Roijen and Tiffany so that they can work to improve our company’s performance in the best interests of all shareholders of Fauquier Bankshares.

We are not seeking Board seats to pursue a sale of the company!

We are longtime shareholders who care deeply about our company and our community.  Our intent is to fully engage the Board to bring about change that will benefit all shareholders, many of whom live in our community.   In his recent letter, the CEO focuses most of his attention on keeping the company community-owned.  We think, with significant change, our company can be community-owned and once again have strong performance.  We intend to work together with other Board members to improve the company’s operational performance and increase shareholder value.

We do not want to sell the bank!

We are not seeking control of the Board.  If elected, our nominees would comprise only 2 of 12 Board members.  They would not be able to “position the company for a sale,” as the company accuses.

WHY SHAREHOLDERS SHOULD BE CONCERNED ABOUT OUR COMPANY

PAY vs. PERFORMANCE

We believe company management has presided over extraordinary misalignment of pay and performance.  Consider these disturbing facts:

•
FACT:  From the end of 2005 to the end of 2008, the market capitalization of our company has declined over $40 million .[1]  During the same period, the Board saw fit to increase the CEO's total compensation from $368,707 to $637,330 – an increase of 73%.

•
FACT:  From the end of 2005 to the end of 2008, our company’s market capitalization declined over 47%, and earnings per share declined 34%.  Yet in this period, the company’s Board rewarded itself by raising meeting fees 50% and increasing its annual retainer 60%.

•
FACT:  The average total compensation per non-employee director was $37,466 in 2008.  Compare this with the $12,620 average total 2008 compensation per director at Middleburg Bank, a prime local competitor. [2]

•
FACT: For 2008, the top three executive officers and the Board received aggregate total compensation of $1,540,677, while the company generated $3,652,715 in net income.  In other words, for every $1 of company earnings in 2008, executive officers and directors received $0.42 in compensation.

We support good pay for good performance, but we believe the Board shouldn’t be rewarding poor operational and market performance with bloated salaries.

LACK OF MEANINGFUL OWNERSHIP STAKE BY CURRENT MANAGEMENT

But there’s more than just a disconnect between performance and pay at our company.  Consider the following:

•
FACT:  Since the beginning of 2004, the CEO and the Board have been net sellers of company stock on the open market.  In this period, the current Board has collectively purchased 12,669 shares and sold 62,240 shares on the open market.  The CEO alone during this time has purchased only 1,500 shares while selling 36,836 shares on the open market.

•	FACT: Despite management’s own net selling in the marketplace, the company’s 2008 investor presentation claimed that FBSS stock was “a compelling buy.”

•	FACT: Since the beginning of 2004, approximately 91% of the stock acquired by the current Board has been self-generated through exercise of stock options and stock awards granted by the Board itself.

•	FACT: Director and executive officer ownership of Fauquier Bankshares is only 6.7%, compared to the Virginia state public bank median of 16.1% and the national public bank median of 16.6%.[3]

•
FACT:  The company announced in its recent proxy statement new minimum requirements for executive officer and director ownership of stock.  Meeting these minimum requirements would still put directors and executives far below the above industry average ownership levels.

1 Source: SNL Financial LC
2 Source:  Proxy Statement for 2009 Annual Meeting of Shareholders of Middleburg Financial Corp. Averages are for non-employee directors.
3 Source: SNL Financial LC

Look at these facts, and ask yourself if executive and Board interests are appropriately aligned with those of all shareholders.  We think the clear answer is “no”.

DECREASING OPERATIONAL PERFORMANCE

Do not be misled by claims that company operational performance is as good as or better than peers. Consider the following:

•
FACT:  Both total assets and deposits declined from the end of 2006 to the end of 2008.  In this same period, Virginia state public bank median total assets have increased 33.5% and Virginia state public bank median deposits have increased 20.6%.[4]

•	FACT: In 2008 – for the first time in four decades – shareholder equity declined.

•	FACT: From 2006 to 2008, the rate of decline of earnings per share was greater than both the Virginia state public bank and national public bank medians.[4]

•
FACT:  During 2006 to 2008, five out of eight branches, including the main office, lost deposits.[4]   Yet the Company has been focused on increasing the number of branches – and is currently spending shareholder money trying to develop three new branches in 2009.

•
FACT:  The company is “well capitalized”as defined by regulators. However, as of the end of 2008, the company's three capital measures (Capital Ratio, Equity to Assets, and Total Risk-Adjusted Capital Ratio) were all below both Virginia state public bank and national public bank medians.[4]

The facts are disappointing, but clear. Our company is losing assets and deposits while competitors are gaining them.  Total shareholder value (market capitalization) is down significantly, and earnings per share continue to slide, while executive and director compensation increases.  We intend to put a stop to these disappointing results, which we think have gone on too long.

WHAT WE PLAN TO ACCOMPLISH

We intend to emphasize sound fiscal decisions at the company, and if our nominees are elected, they intend to work with other members of the Board to implement critical and immediate changes.  We believe these changes offer shareholders the best hope for restoring competitive returns to all Fauquier Bankshares shareholders.

4 Source: SNL Financial LC

The changes we will work with the Board to implement include:

1.	Evaluation of effectiveness of current corporate strategy to increase shareholder returns
2.	Evaluation of management and director compensation structure to align pay with shareholderinterests
3.	Reassessment of appropriate Board share ownership to align with shareholder interests
4.	Ensure politics, both inside the Board room and out, are not part of the Board decision makingprocess
5.	Invite selected shareholders and customers to speak with the Board about their experiences andconcerns
6.	Assess customer satisfaction through a comprehensive market survey
7.	Assess employee satisfaction through a corporate culture survey

It is evident much work is required, but our nominees are committed to working for all shareholders to deliver improved results and returns.

WHY YOU SHOULD VOTE AGAINST
THE BLANK CHECK PREFERRED STOCK PROPOSAL (PROPOSAL THREE)

We strongly recommend shareholders vote “AGAINST”  the proposal to authorize “blank check” preferred stock at the 2009 annual meeting. This proposal, if approved, would give the Board the power to issue shares of preferred stock at  its discretion, with voting, conversion, distribution and other rights determined by the Board at the time of issue.

You should be aware that by voting for this proposal, you are giving the Board the power to potentially dilute existing shareholders' equity and voting positions.  Blank check preferred stock is viewed by many corporate governance experts as a powerful anti-takeover device that can also be used in connection with a shareholder rights plan or to block a takeover attempt not supported by the Board.

We are not against authorizing a new class of preferred  stock, only one which gives the Board a “blank check.”   Our position on this proposal is the same as many large financial institutions and proxy advisory firms, who oppose the authorization of preferred stock without a specified use or specified terms.

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND MAIL THE BLUE PROXY CARD TODAY.

Thank you for your support.

Sincerely,

David M. van Roijen
C. Hunton Tiffany
Peter P. van Roijen
Susanne M. Tiffany
William E. Sudduth
Richard C. Stoker

If  you have any questions or require any assistance in voting your proxy, please call:

D.F. King & Co., Inc.
Shareholders call toll free: (800) 967-4607
All others call collect: (212) 269-5550

ON APRIL 27, 2009, DAVID M. VAN ROIJEN, C. HUNTON TIFFANY, PETER P. VAN ROIJEN, SUSANNE M. TIFFANY, WILLIAM E. SUDDUTH AND RICHARD C. STOKER (“THE SOLICITING GROUP”) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE SOLICITING GROUP FROM THE SHAREHOLDERS OF FAUQUIER BANKSHARES, INC. FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE MEMBERS OF THE SOLICITING GROUP. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE TO SHAREHOLDERS OF FAUQUIER BANKSHARES, INC. FROM THE SOLICITING GROUP AT NO CHARGE ONLINE AT HTTP://WWW.READMATERIAL.COM/FBSS AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 27, 2009.

Data in this letter cited from SNL Financial LC was generated by the Soliciting Group using SNL Financial on April 22, 2009.  The Soliciting Group has not obtained the consent of SNL Financial to use such data as proxy soliciting material.